UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 14, 2008

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

441 Vine Street, Suite 1200, Cincinnati, Ohio	45202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
        Arrangements of Certain Officers.

(c)      On April 14, 2008 Kendle International Inc. (the “Company”) promoted Simon S. Higginbotham to serve as the Company’s President. Mr. Higginbotham, 47 years old, joined the Company in January 2004 as Vice President and Chief Marketing Officer. Prior to joining the Company, Mr. Higginbotham was employed by Quintiles Transnational Corp. from 1998 through 2003 in director-level roles in marketing and new business development. Prior to joining Quintiles Transnational Corp., Mr. Higginbotham held senior-level marketing and product management positions with Proctor & Gamble Pharmaceuticals and Schering Healthcare, Ltd. In connection with this promotion, Mr. Higginbotham was granted 1,000 restricted stock units, subject to approval by the Management Development and Compensation Committee of the Board of Directors, and his annual salary was increased as described in subsection (e) of this report. There are no transactions in which Mr. Higginbotham has an interest requiring disclosure under Item 404(a) of Regulation S-K.

    A press release describing Mr. Higginbotham’s promotion is furnished herewith as Exhibit 99.

(e)        In connection with Mr. Higginbotham’s promotion, his 2008 annual salary was increased to $373,000. The 2008 annual salaries of Candace Kendle, Christopher Bergen and Karl Brenkert are $600,000, $430,000 and $320,000 respectively.

Item 9.01        Financial Statements and Exhibits.

(d)           Exhibits.

99           Press release dated April 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.

Date: April 14, 2008	By:	/s/ Karl Brenkert III
Karl Brenkert III
Senior Vice President-Chief Financial Officer